UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 11, 2011

CMG HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51770	87-0733770
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5601 Biscayne Boulevard, Miami, Florida 33137
(Address of Principal Executive Office) (Zip Code)

305-751-1667
(Registrant’s telephone number, including area code)
_____________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01   Completion of Acquisition or Disposition of Assets.

On March 31, 2011 (the ‘Effective Date”) the Company acquired 20,000 cartoon animated cels (the “Cel Art”) pursuant to an agreement of sale and purchase dated March 31, 2011 by and between the Company and Continental Investments Group, Inc. (the “Agreement”).  The Company issued 50,000 shares of its Series B Convertible Preferred Stock to Continental Investments Group, Inc. as consideration for the Cel Art, such shares of Series B Convertible Preferred Stock having a stated value per share of $100.00.  In the event that an independent appraisal or evaluation of the Cel Art results in a valuation less than $5,000,000, Continental Investments Group, Inc. has agreed to transfer to the Company additional Cel Art to increase the total value Cel Art to a minimum of $5,000,000.  The Cel Art consists of collectible, hand-painted cartoon animation cels from the 1970s and 1980s including the following cartoon series: She-Ra Princess of Power, He-Man and the Masters of the Universe, Flash Gordon, Bravestarr, Back to the Future, Beethoven, Shelley Duvall’s Bedtime Stories, Star Wars Ewoks and The Real Ghostbusters. The Cel Art collection consists of completed individual cartoon cels that are matted, sealed with certificates as well as raw Cel Art products that need to be archived, assembled and cataloged.

The Company intends to actively market and sell the Cel Art.  The Company believes there are opportunities to license the intellectual rights associated with the Cel Art on a short and long term basis.

Item 3.02  Unregistered Sale of Equity Securities.

On the Effective Date, the Company issued an aggregate of 50,000 shares of preferred stock designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”) to Continental Investments Group, Inc. and its affiliates pursuant to the Agreement.

The Series B Preferred Stock was issued at a stated value of $100.00 per share (the “Original Stated Value”).  Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (“Liquidation”), the holders of record of the shares of the Series B Preferred Stock shall be entitled to receive, before and in preference to any distribution or payment of assets of the Company or the proceeds thereof may be made or set apart for the holders of the Company’s common stock or Series A Convertible Preferred Stock, an amount in cash equal to the Original Stated Value per share.

Each holder of shares of Series B Preferred Stock shall have the right at such holder’s option, at any time and from time to time, to convert any of such shares of Series B Preferred Stock into fully paid and non-assessable shares of common stock of the Company into that number of shares of common stock as shall be determined by dividing the Original Stated Value by the “Conversion Price.”  Conversion Price shall initially be an amount equal to the daily VWAP for the thirty consecutive Trading Days ending on the last Trading Day immediately preceding a Conversion Date, but no less than $0.10, subject to adjustment as provided below.  “VWAP” shall mean the volume weighted average of actual trading prices measured in hundredths of cents of the Common Stock of the Company as reported by means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question (collectively, “Trading Markets”): the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing). “Trading Day” means a day on which the principal Trading market is open for trading. The shares of Series B Preferred Stock shall have no voting rights, except as otherwise required by law.  Furthermore, the Series B Preferred Stock shall automatically convert into shares of the Company’s common stock upon the occurrence of any one of the following events: (1) a listing of the Company’s common stock for trading on the New York Stock Exchange, New York American Stock Exchange or the Nasdaq; (2) an institutional financing in excess of $10,000,000; or (3) any sale or transfer of the Series B Preferred Stock by a holder.

The Company relied upon exemptions provided for in Sections 4(2) of the Securities Act of 1933, as amended.  The certificates representing the Series B Preferred Stock contain legends restricting transferability absent registration or applicable exemption. Continental Investments Group, Inc. and its affiliates were deemed accredited investors and had access to information concerning the Company.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

The Articles of Incorporation of the Company authorize the issuance of up to 5,000,000 shares of preferred stock.  On the Effective Date the Board of Directors approved by unanimous written consent an amendment to the Company’s Articles of Incorporation to designate the rights and preferences of 50,000 shares of preferred stock as Series B Preferred Stock as described in Item 3.02.

Copies of the Agreement and the amendment to the Articles of Incorporation are filed as exhibits to this Current Report on Form 8-K.  All disclosures set forth in this Current Report on Form 8-K are qualified by and subject to the rights, preferences and designations set forth in the Agreement and amendment to the Articles of Incorporation.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Amendment to Certificate of Incorporation to Designate the Rights, Preferences and Obligations of Series B Convertible Preferred Stock.
10.1	Agreement of Sale and Purchase dated March 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CMG HOLDINGS, INC.
Date: April 11, 2011	/s/ Alan Morell
Name: Alan Morell
Its: Chief Executive Officer